VEGF164 governs leukocyte dynamics and pathological neovascularization

eyetech
BIOTECHNOLOGY WITH A FOCUS ON EYE DISEASE

K. Nishijima[1], N. Jo[1], N. Dean[1], J. Bradley[1], Y.S. Ng[1], G.S. Robinson[1], P.A. D'Amore[2], D.T. Shima[1], A.P. Adamis[1]

[1]Eyetech Pharmaceuticals, Inc., Lexington, MA., [2] Schepens Eye Research Institute, Harvard Medical School, Boston, MA.

BACKGROUND & PURPOSE

Both physiological vascular development and pathological angiogenesis in the retina have been shown to be controlled by vascular endothelial growth factor (VEGF). Previous studies have demonstrated that ischemia-induced retinal neovascularization is partly the result of local inflammatory responses. This study aims to characterize the roles of the different VEGF isoforms in inflammation and pathological neovascularization by examining the pro-inflammatory and angiogenic nature of the VEGF164 isoform through the use of VEGF164-deficient ($VEGF^{120/188}$) mice.

METHODS

1. Generation of $VEGF^{120/188}$ mice:
   VEGF164-deficient mice were generated by mating $VEGF^{+/120}$ male mice with $VEGF^{+/188}$ female mice, both of which were produced via targeted mutagenesis with Cre/*lox P*-mediated site-specific recombination in embryonic stem cells. Genotyping was performed by PCR.
2. Quantify the physiological and pathological neovascularization in retinopathy of prematurity (ROP):
   To perform quantitative assessments, 10μm serial sections were cut sagittally through the optic nerve, and sections roughly 50μm apart were stained with CD31, providing 14 sections per eye for analysis.
3. Laser-induced choroidal neovascularization (CNV) model:
   Two weeks after dye laser irradiation, wholemount choroids were stained with an anti-CD31 antibody and CNV areas were measured.
4. Delayed-type hypersensitivity (DTH) model in skin:
   Mice were sensitized with a 50μl application of a 2% oxazolone (4-ethoxymethylene-2 phenyl-2-oxazolone-5-one) solution in acetone/olive oil (4:1 vol/vol) applied to the shaved abdomen on day 1 and 2. On day 5, the right ears were challenged by applying 20μl of 1% oxazolone solution, whereas the left ears were treated with vehicle alone. The thickness of each ear lobe was measured at timed intervals after challenge. To estimate the leukocyte infiltration into the tissue, mice were sacrificed 24 hours after challenge, and 10μm serial sections started at 5mm from the apex of the ears were collected. After fixing in PFA, immunocytochemistry was performed on every 10th slide using an anti-CD45 antibody, FITC-conjugated isolectin B4, and DAPI nuclear stain.

RESULTS

Physiological Development of Retinal Vessels



There was no difference in the development (A) or density (B) of superficial and deep (arrowheads) vascular plexuses between wild-type and $VEGF^{120/188}$ mice. (Bars = 500μm)

Obliteration of Retinal Vessels and revascularization in ROP



No difference could be seen in the obliteration of retinal vasculature between wild-type and $VEGF^{120/188}$ mice (p=0.36, n=6 for each group) after hyperoxia (80% O_2) (A). However, the rate of physiological revascularization was greater in $VEGF^{120/188}$ mouse retinas than in wild-type retinas (B). (Bars = 500μm)

Pathological Neovascularization in ROP



To quantify neovascularization (A), we measured the area of the tufts above the inner limiting membrane (B). Tuft formation in VEGF164-deficient mice was reduced by over 90% as compared with wild-type mice (C). (Bars = 500μm)

Laser-induced CNV



The size of CNV lesion in the VEGF164-deficient choroid was significantly smaller than that of the wild-type (p<0.001).

Leukostasis and ICAM-1 Expression During Relative Hypoxia



Quantitative analyses of lectin-perfused retinas (A) revealed a 4.3-fold increase in leukocyte adhesion in wild-type ROP mice, as compared with normal controls (B). In VEGF164-deficient ROP mice, the number of leukocytes adherent to the retinal vasculature was significantly decreased by 51.6% when compared with wild-type ROP mice. In immunocytochemistry experiments, ICAM-1 was detectable in the major veins, but not in the capillaries or arteries of non-ROP retinas at P14 (C). In wild-type ROP retinas at P14, ICAM-1 immunoreactivity was markedly up-regulated in capillaries, especially around the avascular area. In VEGF164-deficient ROP retinas, however, the expression of ICAM-1 was not significantly up-regulated in capillaries (C). ELISA results demonstrated that ICAM-1 protein levels were approximately 1.4-fold higher in wild-type ROP retinas than in VEGF164-deficient ROP retinas (D).

Delayed-type hypersensitivity in skin



Twelve hours after challenge, the thickness of the ears treated with oxazolone significantly increased in wild-type mice as compared with VEGF164-deficient mice (A). Although the ear swelling reached a peak at 24 hours post challenge in both groups of mice, this swelling was significantly less in VEGF164-deficient mice. In order to determine the degree of leukocyte infiltration, the numbers of isolectin B4+/CD45+/DAPI+ leukocytes outside the vessels were counted in a series of sections at 24 hours (B). There was a significant suppression in leukocyte infiltration into the ear tissues of VEGF164-deficient mice (C). There was no difference in the number of circulating leukocytes in the blood from challenged wild-type or $VEGF^{120/188}$ mice (A, bottom).

CONCLUSIONS

Our results demonstrate that the combination of the VEGF120 and VEGF188 isoforms is sufficient to drive normal physiological retinal vessel growth, and that VEGF164 is not required for the normal development of the retinal vasculature. Furthermore, VEGF164 is a VEGF isoform that promotes pathological neovascularization in ROP and CNV. In addition, VEGF164 shows proinflammatory characteristics in both the ROP and skin inflammation models. These findings confirm the critical role of the VEGF164 isoform in pathological angiogenesis and inflammation, and may have implications for the therapeutic roles of VEGF antagonists in the eye.